Consent of Independent Auditors We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333 226712, 333-219838, 333-168717) of EnerSys, of our report dated April 26, 2018, relating to the financial statements of Altair Advanced Industries, Inc., as of December 31, 2017, and for the year then ended, appearing in this Current Report on Form 8-K/A of EnerSys. /s/ Moss Adams LLP Bellingham, Washington February 22, 2019